UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-12

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302

April 26, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Franklin Credit Management Corporation (the “Company”), which will be held at the corporate office of the Company, located at 101 Hudson Street, 25th Floor, Jersey City, New Jersey on Tuesday, June 11, 2013, at 2:00 P.M., Eastern Daylight Time.

The Notice of Annual Meeting and Proxy Statement covering the formal business to be conducted at the Annual Meeting follow this letter and are accompanied by the Company’s Annual Report for the fiscal year ended December 31, 2012.

We welcome you to attend the Annual Meeting in person.  Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely yours,

/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President

FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
June 11, 2013

Notice is hereby given that the Annual Meeting of Stockholders of Franklin Credit Management Corporation (the “Company”) will be held at the corporate office of the Company, located at 101 Hudson Street, 25th Floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Tuesday, June 11, 2013 for the following purposes:

1.	to elect three directors to Class II of the Company’s Board of Directors;

2.	to ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	to approve the Company’s 2012 Stock Incentive Plan; and

4.	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of the nominees as Class II Directors, FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and FOR the approval of the 2012 Stock Incentive Plan.

Stockholders of record at the close of business on April 19, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  To obtain directions to attend the Annual Meeting and vote in person, please telephone the Company at (201) 604-1800.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy in the reply envelope provided.  Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy.  By promptly returning your proxy, you will greatly assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

/s/ Thomas J. Axon
THOMAS J. AXON
Chairman

Jersey City, New Jersey
April 26, 2013

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 11, 2013.

The Proxy Statement and 2012 Annual Report on Form 10-K
are available through the Franklin Credit Management Corporation Investor Relations link on our website at
www.franklincredit.com

FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

PROXY STATEMENT FOR
2013 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2013

General Information

This Proxy Statement and the enclosed form of proxy are being furnished, commencing on or about April 26, 2013, in connection with the solicitation of proxies by the Board of Directors of Franklin Credit Management Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (“Stockholders”) of the Company (the “Annual Meeting”).  The Annual Meeting will be held at the corporate office of the Company, located at 101 Hudson Street, 25th Floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Tuesday, June 11, 2013, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2013 Annual Meeting of Stockholders.

The annual report of the Company, containing financial statements of the Company as of December 31, 2012, and for the year then ended (the “Annual Report”), has been delivered to you or is included with this proxy statement.

A list of the Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company’s office on the 25th floor of 101 Hudson Street, Jersey City, New Jersey.  A list of the Stockholders will also be available for examination at the Annual Meeting.

If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before that meeting.  The enclosed proxy is being solicited by the Board of Directors.  Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy.  If no instructions are given, proxies will be voted (i) FOR the election as Directors of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors; (ii) FOR the ratification of the appointment of Marcum LLP (“Marcum”) as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013, (iii) FOR the approval of the 2012 Stock Incentive Plan, and (iv) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting.  Attendance in person at the Annual Meeting will not of itself revoke a proxy; however, any Stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person.  Proxies may be revoked at any time before they are voted by timely submitting a properly executed proxy with a later date or by sending a written notice of revocation to the Secretary of the Company at the Company’s corporate office.

This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders of the Company on or about April 26, 2013.

Following the original mailing of proxy solicitation material, executive and other employees of the Company and professional proxy solicitors may solicit proxies by mail, telephone, telegraph and personal interview.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries that are record holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to forward proxy solicitation material to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwarding.  The cost of soliciting proxies in the enclosed form will be borne by the Company.

The Board of Directors unanimously recommends that you vote FOR the election of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors,  FOR the ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and FOR the approval of the 2012 Stock Incentive Plan.

Voting of Shares

The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business.  Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters.  Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares.  If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved.  “Broker non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals.  Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the ratification of the appointment of the independent registered public accounting firm (Proposal 2) and, accordingly, your shares may be voted by your broker on Proposal 2.  Brokers do not have discretionary authority to vote on non-routine matters such as the election of directors (Proposal 1) or the approval of the 2012 Stock Incentive Plan (Proposal 3).  Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.

The election of each nominee for Director (Proposal 1) requires a plurality of votes cast.  Accordingly, abstentions and Broker non-votes will not affect the outcome of the election; and votes that are withheld will be excluded entirely from the vote and will have no effect.  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the appointment of the independent registered public accounting firm (Proposal 2) and for the approval of the 2012 Stock Incentive Plan (Proposal 3).  On these matters, abstentions will have the same effect as a negative vote.  Proxies solicited by the Board of Directors will be voted FOR the election of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors, FOR the ratification of the appointment of Marcum as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2013, and FOR the approval of the 2012 Stock Incentive Plan, unless Stockholders specify otherwise.  The Company will appoint an inspector to act at the Annual Meeting who will: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determinations by such inspector; and, (5) certify his/her determination of the number of shares represented at the Annual Meeting and his/her count of all votes and ballots.

Only stockholders of record at the close of business on April 19, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.  As of the close of business on April 19, 2013, there were 10,035,993 shares of Common Stock outstanding.  Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement thereof, with no cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 19, 2013, with respect to beneficial ownership of Common Stock and the percentages of beneficial ownership by:

●	each person, group or entity known to the Company to beneficially own more than 5% of the Company’s outstanding Common Stock;

●	each of the Company’s Directors and named executive officers; and

●	all of the Company’s Directors and executive officers as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security.  A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days.  Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest.  Including those shares in the table below does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Thomas J. Axon	5,636,139		56.16%
Michael Bertash	*		*
Frank B. Evans, Jr.	843,425	(2)	8.40%
Steven W. Lefkowitz	259,650	(3)	2.59%
Allan R. Lyons	63,500		*
Paul D. Colasono	17,000		*
Kevin Gildea	*		*
Stephen T. Hague	6,080		*
Kimberley Shaw	*		*
All Directors and Executive Officers as a group (9 persons)	6,825,795		68.01%

*	Indicates beneficial ownership of less than one (1%) percent.

(1)	Unless otherwise indicated the address of each beneficial owner identified is c/o Franklin Credit Management Corporation, 101 Hudson Street, Jersey City, NJ 07302.

(2)	Includes 20,000 shares, the aggregate of 5,000 shares beneficially owned by a child for whom Mr. Evans is the trustee, and 5,000 shares held by each of three adult children.

(3)	Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s Directors and Officers, and persons who own more than ten percent of a class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, Directors and persons holding greater than ten percent of the outstanding shares of a class of Section 12-registered securities (“Reporting Persons”) are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of the copies of such Section 16(a) reports furnished to the Company during 2012 from such Reporting Persons, the Company believes that there was compliance with all Section 16(a) filing requirements applicable to such Reporting Persons.

PROPOSALS

The Board of Directors unanimously recommends that you vote FOR the election of the nominees named below under the caption “Election of Directors” to Class II of the Board of Directors,  FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, and FOR the approval of the Stock Incentive Plan.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entitles the holders thereof to designate a Director or Directors with a longer or shorter term.  The Board of Directors is comprised of nine Directors, although there are currently only five directors serving.  It is proposed to elect three directors to Class II of the Board of Directors, each for a term of three years.  Each of the nominees named below is currently a member of the Board of Directors and has consented to serve if elected.  The Board of Directors will seek to find suitable candidates to fill the remaining four vacancies when it deems appropriate and in the best interests of the Company.

The Board of Directors has concluded that each of Michael Bertash, Frank B. Evans Jr., Steven W. Lefkowitz and Allan R. Lyons qualifies as an independent director as defined in NASDAQ Listing Rule 5605.

Unless instructed otherwise, the enclosed proxy will be voted FOR the election of the nominees named below.  Voting is not cumulative.  While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine.  Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors unanimously recommends a vote FOR the election of each of Michael Bertash, Frank B. Evans Jr., Steven W. Lefkowitz as a Class II Director to hold office until the 2016 annual meeting of stockholders or until each of their respective successors is elected.

Director Nominee Information

Nominees for Class II Directors with Terms Expiring in 2016

Michael Bertash, 60, was elected a Director of the Company in 1998.  Mr. Bertash served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, from August 2004 until July 2008, and is currently employed at Tocqueville Asset Management.  From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman & Co., an investment management firm.  Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997.  Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University.  Mr. Bertash has served on the Company’s Board of Directors since 1998 and is a seasoned financial advisor, with extensive experience in asset and investment management.  The Board of Directors believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Bertash the experience, qualifications, attributes and skills to serve as a director of the Company.

Frank B. Evans, Jr., 61, was elected a Director of the Company in 1994.  Mr. Evans co-founded the Company and served as the Company’s Vice President, Treasurer, Secretary and Chief Financial Officer from

December 1994 until November 1998.  Mr. Evans also served as the Company’s Secretary, Treasurer, a Vice President and a member of the Board of Directors first with the predecessor of the Company in 1990 until later upon the Company’s merger with Miramar Resources, Inc. in December 1994.  Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990.  Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California.  Mr. Evans is a co-founder of the Company, was previously a member of the executive management team of the Company, has served on the Company’s Board of Directors since 1990, and is a competent and seasoned chief executive.  The Board of Directors believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Evans the experience, qualifications, attributes and skills to serve as a director of the Company.

Steven W. Lefkowitz, 57, was elected a Director of the Company in 1996.  Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990.  Mr. Lefkowitz serves on the Board of Directors of several private companies, and in August 2011 was appointed to the Board of Directors of a public pharmaceutical company, CorMedix, Inc.  Additionally, from time to time he has served as a consultant to an affiliate of the Company, RMTS, LLC, on various financial and other matters.  Since November 2007, he has served on the Board of Directors of Chatsworth Data Solutions, Inc, which was a public company until January 2009.  Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University.  Mr. Lefkowitz has served on the Company’s Board of Directors since 1996 and is a seasoned financial professional that has led and served on the boards of a number of other companies.  The Board of Directors believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lefkowitz the experience, qualifications, attributes and skills to serve as a director of the Company.

Class III Directors with Terms Expiring in 2014

Thomas J. Axon, 60, was elected a Director of the Company in 1988.  Mr. Axon has served as Chairman of the Company’s Board of Directors since December 1994, has served as President of the Company since its inception in 1990 (except for the period of October 2004 until January 2006), and served as the Company’s Chief Executive Officer from January 2006 until April 2006, and from December 1994 through June 2000.  Mr. Axon also served as a member of the Company’s Board of Directors from the Company’s inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994.  Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s Board of Directors from its inception in 1988.  Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, an insurance consulting and underwriting company, and its affiliated companies; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and James Thomas Realty LLC, which hold various real estate interests and/or manage rental commercial space; AIS Ltd., a reinsurance company; and Bosco Credit, LLC, Bosco Credit II, LLC, Bosco Credit III, LLC, Bosco Credit IV, LLC, Bosco Credit V, LLC, and Bosco Credit VI, LLC (collectively, the Bosco entities), which hold various mortgage related assets serviced by the Company.  Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business.  Mr. Axon is a co-founder and principal shareholder of the Company and, through the Bosco entities, a principal servicing client of the Company, has led the Company and served on the Company’s Board of Directors since its inception, and provided partial guarantees and collateral so that the Company could restructure its then lending agreements with its lead lending bank, The Huntington National Bank, in March 2009 and retain the servicing of loans sold by the trust of The Huntington National Bank in the third and fourth quarters of 2010.  The Board of Directors believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Axon the experience, qualifications, attributes and skills to serve as a director of the Company.

Allan R. Lyons, 72, was elected a Director of the Company in 1995.  Mr. Lyons is a Certified Public Accountant and owns and is the managing member of 21st Century Strategic Investment Planning, LC, a Florida limited liability company, which acts as the managing partner for two venture capital partnerships and sixteen limited liability companies.  Mr. Lyons also acts as a general partner for two venture capital partnerships.  From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an

accounting firm, of which he was a member from 1965 until December 1999.  Mr. Lyons serves on the Board of Directors of two private companies, and is on the audit committee of one those companies.  From March 2003 until June 2009, Mr. Lyons served as a director and chair of the audit committee of Source Interlink Companies, Inc., which at the time was a public company.  Prior to his board service with Source Interlink Companies, Inc., he served on the Board of Directors and as audit committee chairman of a number of other public companies.  Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College (part of Binghamton University) and a Doctorate of Humane Letters from Binghamton University, as well as a Masters of Business Administration degree from Ohio State University.  Mr. Lyons has served on the Company’s Board of Directors since 1995, has served on the boards and audit committees of a number of other companies, has 40 years of experience as a Certified Public Accountant, and is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended (the Securities Act).  The Board of Directors believes that such experience, together with his general qualifications, attributes and skills, gives Mr. Lyons the experience, qualifications, attributes and skills to serve as a director of the Company.

Class I Directors with Terms Expiring in 2015

None.

No familial relationships exist between any Directors and Executive Officers.  Each of the Directors served as directors of the former parent of the Company, Franklin Credit Holding Corporation, which filed a Chapter 11 voluntary petition of bankruptcy on June 4, 2012, along with a prepackaged plan of reorganization, which was confirmed on July 18, 2012 and became effective on August 10, 2012.

Meetings of the Board of Directors and its Committees

During 2012, there was one meeting of the Board of Directors of the Company, six meetings of the Audit Committee, and no meetings of the Compensation Committee and Nominating and Corporate Governance Committee.  No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee on which he served.

Director Attendance at Annual Meetings

Each Director of the Company is expected to be present at the annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance.  Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means of which the director can hear, and be heard, by those present at the meeting.  All five Directors attended last year’s annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees.  Each of these committees has a written charter, which was approved by the Board of Directors in January 2005.  A copy of each committee’s charter is posted on the Company’s website through the Investor Relations link at www.franklincredit.com.

Audit Committee.  The Audit Committee currently consists of, and during 2012 consisted of, directors Allan R. Lyons (Chairman of the Committee), Michael Bertash and Steven W. Lefkowitz.  The Audit Committee held six meetings during 2012.  The Board of Directors has determined that each director who served on the Audit Committee during 2012 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3(b) of the Exchange Act, and that Mr. Lyons is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act.  The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm.  The primary responsibilities of the Audit Committee include the following:

●	Overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements on behalf of the Company’s Board of Directors.

●	Selecting the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements.

●	Evaluating the qualifications, independence and performance of the Company’s independent auditors.

●	Reviewing the proposed scope of the annual audit of the Company’s financial statements.

●	Reviewing the Company’s accounting and financial controls with the independent registered public accounting firm and the Company’s finanical accounting staff.

●	Overseeing the Company’s internal controls and risk management procedures.

●	Preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Compensation Committee.  The Compensation Committee currently consists of, and during 2012 consisted of, directors Steven W. Lefkowitz (Chairman of the Committee), Michael Bertash and Frank B. Evans.  The Compensation Committee did not hold any meetings during 2012.  In 2012, there were no material changes to the compenation plans and programs for senior executives and other employees.  Any non-material changes are approved by Mr. Axon, the Chairman and President of the Company.  The Board of Directors has determined that each Director who served on the Compensation Committee during 2012 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules.  The responsibilities of the Compensation Committee include the following:

●	Reviewing and approving the compensation and benefits for the Company’s executive officers.

●	Administering the Company’s stock plans.

●	Making recommendations to the Company’s Board of Directors regarding these matters.

The Compensation Committee establishes our general compensation policies and reviews and approves compensation for the executive officers.  The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors.  The Compensation Committee may delegate authority to one or more members of the Compensation Committee when appropriate, unless such delegated authority is required by a law, regulation, or listing standard to be exercised by the Compensation Committee as a whole.  The Compensation Committee may also request that any Directors, Officers, or employees of the Company whose advice and counsel is sought by the Compensation Committee, attend any meeting to provide such information as the Compensation Committee requests.  The Compensation Committee may also retain consultants or other advisors that the Compensation Committee determines to employ to assist in the performance of its duties.  The Compensation Committee determines the compensation paid to each of our named executive officers, which is based upon the recommendations received from the Chairman and President of the Company, Mr. Axon.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of, and during 2012 consisted of, Allan R. Lyons and Michael Bertash.  Since February 2006, there have been only two directors on the Nominating and Corporate Governance Committee, which is less than the three directors required by the Committee’s charter.  The Committee did not hold any meetings in 2012.  Accordingly, the independent members of the Board of Directors recommended a slate of nominees to stand for election as directors at the Annual Meeting.  The Board of Directors has determined that each director who served on the Nominating and Corporate Governance Committee during 2012 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules.  The responsibilities of the Nominating and Corporate Governance Committee include the following:

●	Searching for and recommending to the Board of Directors potential nominees for Director positions.

●	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees.

●	Monitoring the Board of Directors’ effectiveness.

●	Developing and implementing the Company’s corporate governance procedures and policies.

In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether incumbent directors whose terms expire at an annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors.  The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body.  Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors.  If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of the Company and stockholders.  The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2012.  As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and the Company’s management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate.  Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors.  In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.  This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in the Company.

The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on the Company’s Board of Directors, which policy is described in this paragraph.  The Nominating and Corporate Governance Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors.  While diversity (however defined) may contribute to this overall evaluation, it is not considered by the Nominating and Corporate Governance Committee as a separate or independent factor in identifying nominees for director.  The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be committed to representing the Company and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of the Company, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for service on the Board of Directors, and maintain standing and reputation in the business, professional and social communities in which such candidate operates.  The Nominating and Corporate Governance Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.  The Company also requires that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the SEC and the Audit Committee charter.

It is the policy of the Company that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors.  The Nominating and Corporate Governance Committee will give consideration to such stockholder recommendations for positions on the Board of Directors where the Committee has not determined to re-nominate a qualified incumbent director.  While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder’s ownership interest in the Company.  The Nominating and Corporate Governance Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in the Company of substantially the same size as its interest at the time of making the recommendation.  The Nominating and Corporate Governance Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director.  The procedures are posted on the Company’s website through the Investor Relations link at www.franklincredit.com, and are described in this paragraph.  A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws.  All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, 101 Hudson Street, 25th Floor, Jersey City, NJ 07302.  Submissions should be made by mail, courier or personal delivery.  A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws, a copy of which is posted on the Company’s website through the Investor Relations link at www.franklincredit.com.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors.  The process for sending such communications can be found on the Company’s website through the Investor Relations link at www.franklincredit.com.  All stockholder communications are sent directly to directors, except for communications that contain offensive, scurrilous or abusive content, communications that advocate the Company engaging in illegal activities, communications that have no rational relevance to the business or operations of the Company, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company generally.

Code of Ethics

The Company has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, the Company’s Chief Executive Officer, President and Chief Financial Officer.  The Code of Ethics and Business Conduct is available on the Company’s website through the Investor Relations link at www.franklincredit.com.

Board of Directors Leadership Structure and Role in Risk Oversight

Mr. Axon serves as both the principal executive officer and Chairman of the Board of Directors.  The Company does not have a lead independent director.  Except for Mr. Axon, the other directors are independent, as defined by Rule 5605(a)(2) of the NASDAQ Listing Rules.  As of the date of this filing, the Company has determined that the leadership structure of its Board of Directors has permitted the Board of Directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition; the active involvement of its independent directors; the Company’s relationship with its lead lending bank; and Mr. Axon’s status as principal shareholder and co-founder of the Company and, through the Bosco Entities, a principal servicing client of the Company.

The extent of the Board of Directors’ role in risk oversight of the Company is to oversee credit, liquidity and operational risks that are reasonably likely to have a material adverse effect on the Company.  The function primarily resides in the Audit Committee of the Board of Directors, which holds meetings as needed, but generally no less than on a quarterly basis, with executive management and the Company’s independent auditors, separately or together, to review the financials of and material risks, including control risks, facing the Company.  In addition, the members of the Audit Committee periodically meet in executive session without management and regularly communicate with the two directors not on the Committee, Messrs. Axon and Evans, on the business and management of the Company.  The Board of Directors’ role in risk oversight has not had an effect on the Board’s leadership structure.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the Report by reference in any such document.

The members of the Audit Committee have been appointed by the Board of Directors.  During the 2012 fiscal year, the Audit Committee consisted solely of independent directors, as such term is defined by Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3(b) of the Exchange Act.  The Audit Committee operates under a written charter that was adopted by the Board of Directors in January 2005 in order to assure continued compliance by the Company with SEC and NASDAQ rules and regulations enacted in response to requirements of the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements.  Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the Standards of The Public Company Accounting Oversight Board (United States) and for issuing a report on those financial statements.  The Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012 with management and with Marcum LLP, the Company’s independent registered public accounting firm.  The Audit Committee has discussed with Marcum LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.

The Audit Committee has also received the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with the Audit Committee concerning independence, and has discussed with Marcum LLP the issue of their independence from the Company and management.  In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2012 is compatible with maintaining the auditors’ independence and has concluded that they are.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.  The Audit Committee has also appointed, subject to stockholder ratification, Marcum LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

The members of the Audit Committee are Allan R. Lyons, Michael Bertash and Steven W. Lefkowitz, none of whom is, or during the fiscal year 2012, was an employee of the Company.

Respectfully submitted by the Audit Committee,
Allan R. Lyons, Chairman
Michael Bertash
Steven W. Lefkowitz

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company:

Each of the officers served as officers of the former parent of the Company, Franklin Credit Holding Corporation (“Franklin Holding”), which filed a Chapter 11 voluntary petition of bankruptcy on June 4, 2012, along with a prepackaged plan of reorganization, which was confirmed on July 18, 2012 and became effective on August 10, 2012.

Name	Age	Position
Thomas J. Axon	60	President and Chairman of the Board of Directors
Paul D. Colasono	66	Executive Vice President and Chief Operating Officer
Kevin Gildea	43	Executive Vice President, Chief Legal Officer and Secretary
Stephen T. Hague	56	Executive Vice President of Business Development
Kimberley Shaw	51	Senior Vice President and Chief Financial Officer

Paul D. Colasono served as the Company’s Chief Financial Officer and Executive Vice President from April 2005 until November 8, 2012.  Effective November 9, 2012, Paul Colasono was appointed to the position of Executive Vice President and Chief Operating Officer.  Mr. Colasono has more than 35 years of experience in banking and mortgage banking in a broad range of senior management positions.  From 2003 until his engagement by the Company, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services.  From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation.  From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions.  From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business.  From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank.  Mr. Colasono began his career with The Chase Manhattan Bank.  Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.

Kevin P. Gildea has served as the Company’s Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009.  In addition, Mr. Gildea is the Liquidation Manager appointed pursuant to the Prepackaged Plan confirmed in the Chapter 11 voluntary case commenced by the former parent of the Company, Franklin Holding, under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (Case No. 12-24411 (DHS)) to liquidate and distribute the assets of the bankruptcy estate of Franklin Holding.  From March 2005 to March 2006, he was the Company’s Associate General Counsel.  Mr. Gildea has been continuously in the employ of the Company since March 2005, and was previously in the employ of the Company from February 2000 to November 2001.  From November 1995 to February 2000 and from December 2001 to February 2005, Mr. Gildea was an Administrative Law Judge with the New York State Department of Labor, Unemployment Insurance Appeal Board.  Mr. Gildea, a practicing attorney since 1994, is admitted to the bars of the State of New York and Commonwealth of Massachusetts, is licensed as an in-house attorney in the State of New Jersey, the chair of the Administrative Law Committee of the New York City Bar Association, a licensed real estate broker in New York (as a Corporate Broker) and Massachusetts (as an Attorney Broker), and fellow of the American College of Mortgage Attorneys.  Mr. Gildea holds a Bachelor of Arts degree in Political Science from Boston College, attended Boston College Law School as a visiting student and holds a Juris Doctor from Albany Law School of Union University.

Stephen T. Hague has served as the Company’s Executive Vice President of Business Development since August 2006.  In addition, Mr. Hague oversees the Company’s judgment processing and due diligence group.  Mr. Hague has over 25 years of experience in management, risk analysis, acquisitions, product development and sales in the mortgage banking, insurance and consumer lending industries.  Mr. Hague, from time to time, also provides consulting services on mortgage acquisitions to the Bosco entities and on force-placed insurance to Hudson Servicing Solutions, LLC and RMTS, LLC, all of which are affiliates of the Company.  From March 2003 to July

2006, Mr. Hague served as Chief Operating Officer for an affiliate of the Company, RMTS, LLC, a New York based stop loss medical reinsurance company, overseeing operations, sales, underwriting, financial reporting and systems.  From July 2002 to February 2003, Mr. Hague served as Vice President of Customer Relations for the Bohan Group, a leader in the mortgage analytics and due diligence field.  Mr. Hague previously served as the Company’s Director of Acquisitions from 1993 to 2002.  Mr. Hague holds a Bachelor of Science degree in Accounting from Villanova University.

Kimberley Shaw joined the Company in August 1998 as Controller and Treasurer.  On November 9, 2012, Ms. Shaw was appointed as Senior Vice President, Chief Financial Officer, Controller and Treasurer.  Ms. Shaw has been employed in a variety of accounting and finance related roles with the Company since being hired in 1998, including previously as Chief Financial Officer from August 2000 to April 1, 2001, and has approximately thirty years of experience in the accounting departments of a variety of public finance companies.  She holds a Bachelor of Science degree in Business Administration, with a concentration in Accounting, from Ramapo College.

See Director Nominee Information, above, for a biography of Thomas J. Axon.

EXECUTIVE COMPENSATION

Our Named Executive Officers

The following table sets forth all individuals who served as our principal executive officer, our principal financial officer at any time during 2012, and our two other most highly compensated executive officers:

Name	Title
Thomas J. Axon	President and Chairman of the Board of Directors
Paul D. Colasono	Chief Financial Officer (until November 8, 2012), Chief Operating Officer (from November 9, 2012) and Executive Vice President
Kevin Gildea	Chief Legal Officer, Secretary and Executive Vice President
Stephen T. Hague	Executive Vice President of Business Development
Kimberley Shaw	Chief Financial Officer (from November 9, 2012), Controller, Treasurer and Senior Vice President

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation(1)	Total
Thomas J. Axon, President and Chairman of the Board of Directors	2012	$120,000	$-	$-	$6,881	$126,881
	2011	120,000	-	-	5,477	125,477
Paul D. Colasono, Chief Financial Officer (until November 8, 2012), Chief Operating Officer (from November 9, 2012) and Executive Vice President	2012	200,000	-	-	28,266	228,266
	2011	200,000	-	-	21,898	221,898
Kevin Gildea, Chief Legal Officer, Secretary and Executive Vice President	2012	190,000	-	-	2,651	192,651
	2011	190,000	-	-	2,774	192,774
Stephen T. Hague, Executive Vice President of Business Development	2012	185,000	-	-	4,265	189,265
	2011	141,250	-	-	4,181	145,431
Kimberley Shaw, Chief Financial Officer (from November 9, 2012), Controller, Treasurer and Senior Vice President	2012	180,375	-	-	7,142	187,517
	2011	180,375	-	-	7,307	187,682

(1)
Includes matching 401(k) employer contributions in 2012 and 2011 (the Company maintains a 401(k) retirement plan available to all of its employees over the age of 21, with matching employer contributions equal to ½ of the first 3% of the participant’s annual contribution under the plan), respectively, of: (i)  $1,800 to Mr. Axon in each of 2012 and 2011; (ii) $2,180 and $0 to Mr. Colasono; (iii) $1,900 and $2,125 to Mr. Gildea; (iv) $2,119 and $2,756 to Mr. Hague; and (v) $2,706 and $2,870 to Ms. Shaw.  The amount also includes automobile parking expenses (for Messrs. Axon and Colasono, and Ms. Shaw: $3,180 in each of 2012 and 2011) and life and long-term disability insurance premiums paid by the Company (for each of the executives).  Mr. Colasono also received $18,000 as a housing allowance in each of 2012 and 2011.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with Named Executive Officers

The Company has an employment agreement with Paul D. Colasono.  The employment agreement with Mr. Colasono, and the severance arrangements with respect thereto (including the definitions of “cause,” “good reason” and “Change in Control”) is described in detail below.

Thomas J. Axon – Chairman and President

Thomas J. Axon serves as Chairman and President of the Company, without a written employment agreement.  Mr. Axon has served as Chairman since 1994 and (except for the period of October 2004 until January 2006) as President since 1990.  In that capacity, Mr. Axon has been the principal executive officer of the Company since October of 2009.  Mr. Axon’s base annual salary was $120,000, until January 31, 2013, when, on his own accord, he indicated that he would serve as President for no salary until further notice.  Effective January 31, 2013, the Company will continue to pay both the employee and employer health benefit contributions for the Company health plans in which Mr. Axon is enrolled.  Mr. Axon is entitled to a monthly parking pass and reimbursement of business expenses in accordance with the Company’s usual reimbursement policies and procedures.

Paul D. Colasono – Chief Operating Officer and Executive Vice President

Paul D. Colasono serves as Chief Operating Officer and Executive Vice President of the Company under an employment agreement with an effective date of March 28, 2005.  Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005.  He held this position until November 8, 2012.  Effective November 9, 2012, he became Executive Vice President and Chief Operating Officer under the same employment agreement.  Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by the Company or Mr. Colasono.

Under the employment agreement, Mr. Colasono is entitled to a base annual salary of $200,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of the Company in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors.  In addition, Mr. Colasono is entitled to receive an annual bonus based partially on the net income after taxes of the Company.  Additionally, Mr. Colasono receives a housing allowance of $1,500 per month.  Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of the Company for certain periods specified therein.

Pursuant to the employment agreement, the Company may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it without or for good reason (as defined in the employment agreement) following a Change in Control (as defined in the employment agreement).  Further detail on our severance obligations to Mr. Colasono, including the definitions contained in his current employment agreement of “cause,” “good reason” and “Change in Control” is set forth below under the heading “– Potential Payments Upon Termination or Change in Control.”

Kevin Gildea – Chief Legal Officer, Secretary and Executive Vice President

Kevin Gildea serves as Chief Legal Officer, Secretary and Executive Vice President of the Company, without a written employment agreement.  Mr. Gildea has served as Chief Legal Officer/General Counsel since March 2006, Secretary since August 2006, and Executive Vice President since October 2009.  Mr. Gildea’s base annual salary is $190,000.  In addition to salary, Mr. Gildea is entitled to reimbursement of business expenses in accordance with the Company’s usual reimbursement policies and procedures, including reimbursement of bar registration fees and the cost of continuing legal education courses.

Stephen T. Hague – Executive Vice President of Business Development

Stephen T. Hague serves as Executive Vice President of Business Development of the Company without a written employment agreement.  His base annual salary is $200,000.  During the period from October 1, 2011 to May 15, 2012, his annual salary was $160,000.  During the period from October 1, 2010 to September 30, 2011, his annual salary was $135,000.  Mr. Hague previously served under a written employment agreement with the Company from August 7, 2006 until August 6, 2007, when such agreement expired, according to its terms, unrenewed.  In addition to salary, Mr. Hague is entitled to reimbursement of business expenses in accordance with the Company’s usual reimbursement policies.

Kimberley Shaw – Chief Financial Officer, Controller, Treasurer and Senior Vice President

Kimberley Shaw serves as Chief Financial Officer, Controller, Treasurer and Senior Vice President of the Company without a written employment agreement.  Ms. Shaw’s annual base salary is $180,375.  In addition to salary, Ms. Shaw is entitled to reimbursement of business expenses in accordance with the Company’s usual reimbursement policies.

Severance/Change in Control Arrangement for Mr. Colasono

For Cause, Without Good Reason.  In the event that Mr. Colasono’s employment is terminated by the Company for cause or by Mr. Colasono without good reason, Mr. Colasono shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Colasono’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement.  In the event that the Company terminates Mr. Colasono for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Colasono’s termination shall be deemed to be a termination by the Company without cause.  In such event, Mr. Colasono shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by the Company without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability.  In the event that Mr. Colasono’s employment is terminated by the Company without cause (subject to notice to the extent provided in the employment agreement) or by Mr. Colasono for good reason following a Change in Control (other than for cause and subject to notice and opportunity to cure to the extent provided in the employment agreement), Mr. Colasono shall receive the following payments/benefits:  (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Colasono’s current base annual salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount equal to twelve (12) months, or eighteen (18) months in the event that termination occurs at the time of or following a Change in Control, of his current base annual salary.  The payment under item (iii), above, shall only be made after Mr. Colasono has incurred a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding the foregoing, any payment under item (iii), above, shall be postponed to the date that is six months and one day following Mr. Colasono’s separation from service to the extent that such postponement is necessary to prevent the imposition of the additional tax under Section 409A(a)(B) of the Code.

In addition, if Mr. Colasono is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above (twelve months or eighteen months at the time of or following a Change in Control), or (y) an amount equal to the medical insurance premiums paid by the Company on behalf of Mr. Colasono for the periods set forth above.

For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Colasono’s illness, disability or death shall be deemed a termination by the Company without cause.

The following table and footnotes describe and quantify the potential payments upon termination or a Change in Control for Mr. Colasono, assuming that the termination or Change in Control was effective as of December 31, 2012:

Executive Benefits and Payments Upon Termination	Termination Without Cause		Termination For Cause or Without Good Reason	Death/Disability		Following a Change in Control
Severance Pay	$200,000		$-	$200,000		$300,000
Vesting of Stock Options and Restricted Stock Awards	-		-	-		-
Other Benefits	11,410	(1)	-	11,410	(1)	17,115	(2)

(1)
Employee would have had the option of either 12 months continued health benefits or $11,410, an amount equal to 12 months of medical insurance premiums which would have been paid by the Company on behalf of Mr. Colasono.

(2)
Employee would have had the option of either 18 months continued health benefits or $17,115, an amount equal to 18 months of medical insurance premiums which would have been paid by the Company on behalf of Mr. Colasono.

Defined Terms

The terms “cause,” “good reason” and “change in control” are defined in the employment agreement for Mr. Colasono as follows:

“Cause” is generally defined to include the following:

(1)           executive officer fails or refuses to perform one or more of his material assigned duties;

(2)           executive officer fails or refuses to comply with one or more policies;

(3)           executive officer breaches any of the material terms of his employment agreement; or

(4)           executive officer commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to the Company or any of its assets or opportunities.

“Good Reason”

“Good Reason” is limited to the following: (1) executive officer is asked to resign, in writing, by the Board of Directors or is terminated by the Company without cause; or (2) any material diminution by the Company of executive officer’s duties or responsibilities, except in connection with the termination of executive officer’s employment for cause, as a result of permanent disability, or as a result of executive officer’s death; (3) Mr. Colasono is removed as CFO or instead, effective from November 9, 2012, as Chief Operating Officer, or Executive Vice President of the Company and such removal results in a material diminution of Mr. Colasono’s authority, duties or responsibilities.

The occurrence of any of the events described in (1) through (3) above shall not constitute Good Reason unless (i) Mr. Colasono gives the Company written notice, within ninety (90) days after he has knowledge of the occurrence of any of the events described in (1) through (3) above, that such circumstances constitute Good Reason, (ii) the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) Mr. Colasono terminates employment no later than two (2) years following the occurrence of such circumstance.

“Change in Control”

“Change in Control” is defined to mean the occurrence of one or more of the following events:

(1)           If (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest shall have beneficial ownership of less than 20% or more of the total voting power represented by the Company’s then outstanding voting securities;

(2)           The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of the Company; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions, which results in a change in the composition of the Board of Directors of the Company, as a result of which fewer than 50% of the directors are incumbent directors.

(3)           The Company’s shares shall cease to be registered under Section 12(b) or 12(g) under the Exchange Act; or

(4)           A sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

Outstanding Equity Awards at December 31, 2012

There were no unexercised stock options and unvested equity incentive plan awards for any of the named executive officer as of December 31, 2012.

Director Compensation

No compensation was received by any of the Company’s directors from the Company for their services as members of the Board of Directors of the Company or any committee thereof during the fiscal year ended December 31, 2012.  Directors who are also employees of the Company do not receive any additional compensation for their service as directors.

There were no option awards and stock awards outstanding at December 31, 2012 held by any of our Directors.

Narrative to Director Compensation Table

Compensation of Directors

The director compensation program, as under current consideration by the Board of Directors, with those provisions relating to an entitlement to receive cash payments effective as of August 10, 2012 and those provisions relating to an entitlement to receive stock grants in lieu of cash payments effective as of January 1, 2013, would consist of the following:

●
Each non-employee director will receive an annual retainer fee valued at $20,000 for serving on the Board of Directors to be paid in arrears on a quarterly basis in the form of a fully vested stock grant of a certain number of shares of Common Stock that have an aggregate fair market value of $5,000 per fiscal quarter based on the average of the daily volume weighted average closing price of the Common Stock for the immediately preceding fiscal quarter.  See “Proposal 3 – Approval of 2012 Stock Incentive Plan.”

●
Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service, paid half in cash and half in stock.

●
Each non-employee director will receive $500 in cash for each meeting of the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 in cash for each such meeting attended telephonically.

●
Each non-employee director will receive $1,000 in cash for each meeting of the Board of Directors and the Audit Committee attended in person and $500 in cash for each such meeting attended telephonically.

●	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Ownership – There are 10,035,993 shares of Common Stock issued and outstanding.  On August 10, 2012, 8,028,795 shares of Common Stock were distributed to shareholders of its former parent company, Franklin Credit Holding Corporation (“Franklin Holding”), (pursuant to a voluntary prepackaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code) and Thomas J. Axon retained his direct investment of 2,007,198 shares of Common Stock.  As Mr. Axon was also a shareholder of Franklin Holding, following the distribution, Mr. Axon now holds 5,636,139 shares of the Common Stock, which represents approximately 56% of the outstanding shares of Common Stock.

Bosco-Related Entities – At December 31, 2012, the Company’s specialty servicing and collection business consisted of 71 servicing and collection employees who serviced and provided recovery collection services and actively managed approximately 41,000 loans and real estate properties (with an unpaid principal balance of approximately $2.15 billion), including a total of approximately 32,100 first and second-lien loans for the Bosco entities, which are related-party entities of the Company, as follows: approximately 1,900 home equity loans for Bosco I; approximately 24,500 subordinate-lien loans for Bosco II; approximately 500 actively serviced first and subordinate-lien loans that are in principally bankruptcy, foreclosure or charge-off statuses for Bosco III, and approximately 600 actively serviced loans pledged by subsidiaries of the Company’s former parent company to a consortium of lenders, including Bosco III, a 50% participant lender; approximately four (4) real estate owned properties serviced for Bosco IV; approximately 2,700 non-performing subordinate lien loans serviced for Bosco V; and, approximately 1,800 performing, subperforming and non-performing subordinate lien loans serviced for Bosco VI.

Included in the Company’s revenues were servicing fees recognized from servicing the portfolios for the Bosco-related entities of $6.0 million and $6.4 million for the years ended December 31, 2012 and 2011, respectively.  The servicing revenues earned from servicing the Bosco-related entities represented approximately 66% and 57% of the total servicing revenues earned during the years ended December 31, 2012 and 2011, respectively.

Bosco I Servicing Agreement – On May 28, 2008, the Company entered into various agreements, including a servicing agreement, to service on a fee-paying basis for Bosco I approximately $245 million in residential home equity line of credit mortgage loans.  Bosco I was organized by the Company, and the membership interests in Bosco I include the Company’s Chairman and President, Thomas J. Axon, and a related company of which Mr. Axon is the chairman of the board and three of the Company’s directors serve as board members.  The loans that are subject to the servicing agreement were acquired by Bosco I on May 28, 2008.  The Company’s servicing agreement was approved by its Audit Committee.  The Bosco I lending agreement expired on May 28, 2011 without being renewed or extended.  Although Bosco I is still the owner of the collateral and the Company remains as the servicer of the mortgage loans, it is uncertain whether the lenders at some time in the future will foreclose on the collateral or continue in the foreseeable future to permit the Company to remain the servicer of the mortgage loans.  The Bosco I servicing agreement also expired on May 28, 2011.

Included in the Company’s revenues were servicing fees recognized from servicing the Bosco I portfolio of $645,000 and $607,000 for the twelve months ended December 31, 2012 and 2011, respectively.  On February 27, 2009, at the request of the Bosco I lenders, the Company adopted a revised fee structure, which was approved by the Company’s Audit Committee.  The revised fee structure provided that, for the next 12 months, the Company’s monthly servicing fee would be paid only after a monthly loan modification fee of $29,167 was paid to Bosco I’s lenders.  Further, the revised fee structure provided that, on each monthly payment date, if the aggregate amount of net collections was less than $1 million, 25% of the Company’s servicing fee would be paid only after certain other monthly distributions were made, including, among other things, payments made by Bosco I to repay its third-party indebtedness.

On October 29, 2009, at the additional request of the Bosco I lenders in an effort to maximize cash flow to the Bosco I lenders and to avoid payment defaults by Bosco I, the revised fee structure relating to deferred fees was adjusted through an amendment to the loan servicing agreement with Bosco I (the “Bosco Amendment”), which was approved by the Company’s Audit Committee.

Under the terms of the Bosco Amendment, the Company is entitled to a minimum monthly servicing fee of $50,000.  However, to the extent that the servicing fee otherwise paid for any month would be in excess of the greater of $50,000 or 10% of the total cash collected on the loans serviced for Bosco I (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest.  The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which any of the promissory notes (“Notes”) payable by Bosco I to the lenders, which were entered into to finance the purchase of and are secured by the loans serviced by the Company, is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest).  If the deferred servicing fees become payable by reason of acceleration of the Notes, the lenders’ right to payment under such Notes shall be prior in right to the Company’s rights to such deferred fees.

The Bosco Amendment did not alter the Company’s right to receive a certain percentage of collections in the event Bosco I’s indebtedness to the Lenders has been repaid in full, the Bosco I equity holders have been repaid in full the equity investment in Bosco I made prior to Bosco I entering into the loan agreement with the lenders, and the lenders and Bosco I’s equity holders have received a specified rate of return on their debt and equity investments.

As of December 31, 2012, no deferred servicing fees per the Bosco I amendments have been accrued, and all such amounts remain unpaid.

Bosco II Servicing Agreement – On September 22, 2010, the Company entered into a servicing agreement with Bosco II and a trust to service and collect loans purchased by Bosco II from an indirect subsidiary of the Bank’s Trust. 100% of the membership interest in Bosco II is held by the Company’s Chairman and President, Thomas J. Axon.  The Bosco II Servicing Agreement governs the servicing of approximately 19,300 loans.  Pursuant to the Bosco II Servicing Agreement, the Company services the loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry.  The Bosco II Servicing Agreement may be terminated without cause and penalty upon thirty days prior written notice.

The Company also provided the loan analysis and certain other services for Bosco II for the loans acquired by Bosco II and the Company performs various administrative and bookkeeping services for Bosco II at the rate of $1,500 per month.  The Company’s servicing agreement and administrative services agreement with Bosco II were approved by its Audit Committee.

On February 8, 2012, the Company entered into a terms agreement (the “Terms Agreement”), effective April 1, 2012, with the trust for Bosco II to service an additional pool of approximately 7,100 subordinate-lien residential mortgage loans.  The servicing of these loans may be terminated without cause and without penalty upon thirty days prior written notice.

The servicing transfer was effective March 15, 2012, and the Company is servicing the pool of subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections and is entitled to reimbursement of certain third-party fees and expenses incurred by the Company in the servicing and collection of the loans.  Pursuant to the Terms Agreement, the subservicing of the mortgage loans are governed by a loan servicing agreement dated and made effective as of November 19, 2010 between the Company and the Bosco Credit II, LLC trust (under which Franklin Credit already has been subservicing approximately 17,300 loans) and a new servicing fee schedule for this pool of loans.  The Company subservices these loans subject to customary terms, conditions and servicing practices for the mortgage servicing industry.

The Company facilitated the purchase of the loans by the trust and Bosco II in order to enter into the Terms Agreement and obtain the subservicing of the additional Bosco II pool of loans by temporarily advancing $650,000, which has since been reimbursed, toward the purchase price of such loans.

On August 24, 2012, the Company entered into the Terms Agreement with the trust for Bosco II to service effective September 2012 an additional pool of approximately 442 subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections.  The Company is entitled to reimbursement of certain third-party fees and expenses incurred by the Company in the servicing and collection of the loans.  The servicing of these loans may be terminated without cause and without penalty upon thirty days prior written notice.

Included in the Company’s revenues were servicing fees recognized from servicing the Bosco II portfolio for the twelve months ended December 31, 2011 and 2010 of approximately $4.9 million and $5.4 million, respectively.

Bosco III Servicing Agreement – In January 2011, effective December 2010, the Company entered into a servicing agreement with Bosco III to service and collect charge-off loans purchased by Bosco III from a trust of the Bank.  Bosco III also purchased from the Bank a 50% participation interest in commercial loans to subsidiaries of the Company’s former parent, Franklin Holding, that are collateralized by mortgage loans for which the Company is the loan servicer.  50% of the membership interest in Bosco III is held by the Company’s Chairman and President, Thomas J. Axon.

The Bosco III servicing agreement, as amended in January and April 2011, governs the servicing of approximately 4,300 of first and subordinate-lien loans that are principally in bankruptcy, foreclosure or charge-off statuses, of which substantially fewer loans are actively serviced by the Company.  Pursuant to the Bosco III servicing agreement, the Company services the loans subject generally to customary terms, conditions and servicing practices for the mortgage servicing industry.  The Company’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice.  From time to time, reimbursement of third-party expenses advanced by the Company as servicer in the normal course of servicing the Bosco III portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses.  When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

The Company also provided the loan analysis and certain other services for Bosco III for the loans acquired by Bosco III.  The Company’s servicing agreement with Bosco III was ratified by its Audit Committee.

Included in the Company’s revenues for the twelve months ended December 31, 2012 and 2011 were servicing fees recognized from servicing the Bosco III portfolio of approximately $364,000 and $366,000, respectively.

Bosco IV Servicing Agreement – In May 2011, a trust of the Bank sold thirteen (13) of its remaining real estate owned (“REO”) properties acquired through foreclosure actions to Bosco IV, an entity controlled by Mr. Axon.

Pursuant to the Bosco IV Servicing Agreement, the Company services the REO properties subject to customary terms, conditions and servicing practices for the mortgage servicing industry.  The Company’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days prior written notice.  From time-to-time reimbursement of third-party expenses advanced by the Company as servicer in the normal course of servicing the Bosco IV portfolio may be deferred when collections are not sufficient to cover the full amount of such expenses.  When third-party expense reimbursements are deferred, payment terms are established based on future servicing cash collections.

Included in the Company’s revenues for the year ended December 31, 2012 and 2011 were servicing fees recognized from servicing the Bosco IV portfolio of approximately $14,000 and $11,000, respectively.

Bosco V Servicing Agreement – In April 2012, the Company entered into a servicing agreement with a trust for Bosco V to service and collect on approximately 1,900 non-performing subordinate lien loans purchased by Bosco V.  The sole member of Bosco V is Mr. Axon.  The Company’s services may be terminated with respect to some or all of the assets without cause and without penalty on 30 days’ prior written notice.

On October 5, 2012, the Company entered into a terms agreement, effective the same day, with the trust for Bosco V to service an additional pool of approximately 900 subordinate-lien residential mortgage loans for a monthly servicing fee principally based on a percentage of monthly net collections.  The Company’s services may be terminated with respect to some or all of these assets without cause and without penalty on 30 days’ prior written notice.

There were no servicing revenues for Bosco V included in the Company’s revenues for the twelve months ended December 31, 2012 and 2011.

Bosco VI Servicing Agreement – In May 2012, the Company participated in a joint venture with Bosco VI that purchased a pool of approximately 1,850 performing, subperforming and non-performing subordinate lien loans, and entered into a servicing agreement with a trust of Bosco VI to provide the servicing and collection of the purchased pool.  In accordance with the servicing agreement, during the time period during which the Bosco VI loan in the amount of $1.5 million remains outstanding, to the extent that the servicing fee otherwise paid for any month would be in excess of 10% of the net cash collected on the loans serviced for Bosco VI (such amount being the “Monthly Cap”), the excess will be deferred, without the accrual of interest.  The cumulative amounts deferred will be paid (i) with the payment of the monthly servicing fee, to the maximum extent possible, for any month in which the servicing fee is less than the applicable Monthly Cap, so long as the sum paid does not exceed the Monthly Cap or (ii) to the extent not previously paid, on the date on which the Bosco VI loan is repaid, refinanced, released, accelerated, or the amounts owing thereunder increased (other than by accrual or capitalization of interest).  If the deferred servicing fees become payable by reason of acceleration of the Bosco VI loan, the lenders’ right to payment under the Bosco VI loan shall be prior in right to the Company’s rights to such deferred fees.  The Company’s services may be terminated only for cause.  At inception, the owners of Bosco VI included Mr. Axon at an ownership percentage at 67.39% and the Company at 32.61%.  The Company’s capital investment in Bosco VI at inception was $1,500,000.

In order to invest in Bosco VI, Mr. Axon personally borrowed from a third-party lender $3,550,000.  In order to induce the third-party lender to make the loan to Mr. Axon, the Company, with the approval of its Audit Committee, agreed to mortgage the Company’s unit in a commercial condominium building located in downtown New York City (Unit 6) to the third-party lender for $3,000,000, in exchange for a membership interest in Bosco VI of not less than 15%.  At December 31, 2012, this loan was outstanding.  The carrying value of Unit 6 at December 31, 2012 was $240,000.

Effective December 20, 2012, Mr. Axon purchased 50% of the Company’s membership interests in Bosco VI for $750,000.  Following the membership interest purchase, at December 31, 2012, Mr. Axon held 83.91% of the membership interests of Bosco VI and the Company held 16.09% of the membership interests of Bosco VI.  At December 31, 2012, the Company’s capital contribution outstanding was $750,000.  At December 31, 2012, the Bosco VI outstanding loan amount was approximately $588,000.

Included in the Company’s revenues for the twelve months ended December 31, 2012 were servicing fees recognized from servicing the Bosco VI portfolio of approximately $96,000.  At December 31, 2012, the Company had deferred servicing fees from Bosco VI in the aggregate amount of $101,000.  At December 31, 2012, the Bosco VI loan amount outstanding was approximately $588,000.  In January 2013, Bosco VI paid the loan off in full.  As a result, commencing in January 2013, the Company is entitled to its monthly servicing fees uncapped and the deferred servicing fees (aggregating $101,000) from future net cash collections on the loans serviced for Bosco VI.  The Company is also entitled to distributions made by Bosco VI to its members commencing in January 2013 based on its membership interest of 16.09%.

Effective March 11, 2013, Mr. Axon purchased $250,000 of the Company’s investment in Bosco VI, and effective March 11, 2013, Mr. Axon continued to hold 83.91% of the membership interests of Bosco VI and the Company continued to hold 16.09% of the membership interests of Bosco VI.  As of March 11, 2013, the Company’s capital contribution outstanding was $500,000.

Other Related Party Transactions with the Company’s Chairman – At December 31, 2012, the Company had an outstanding payable to an affiliate, RMTS, LLC, of approximately $61,000 for certain operating expenses that were paid by RMTS, LLC.

On September 13, 2010, the Company’s Audit Committee authorized a 22% commission (minus certain expenses) to Hudson Servicing Solutions, LLC (“Hudson”), a procurer of force-placed insurance products for the Company, with respect to force-placed hazard insurance coverage maintained on the Company’s remaining portfolio of mortgage loans and mortgage loans serviced for third parties.  It is currently 18%.  The sole member of Hudson is RMTS, LLC, of which Mr. Axon, the Company’s Chairman and President, is the majority owner.

The Company entered into a collection services agreement, effective December 23, 2009, pursuant to which the Company agreed to serve as collection agent in the customary manner in connection with approximately 4,000 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $56 million, which were acquired by two trusts set up by a fund in which the Company’s Chairman and President is a member, and contributed 50% of the purchase price and agreed to pay certain fund expenses.  Under the collection services agreement, the Company is entitled to collection fees consisting of a percentage of the gross amount collected.  The agreement also provides for reimbursement of third-party fees and expenses incurred by the Company.  The collection fees earned by the Company under this collection services agreement during the twelve months ended December 31, 2012 and 2011 amounted to approximately $27,000 and $47,000, respectively.

On February 1, 2010, the Company entered into a collection services agreement, pursuant to which the Company agreed to serve as collection agent in the customary manner in connection with approximately 1,500 seriously delinquent and generally unsecured loans, with an unpaid principal balance of approximately $85 million, which were acquired through a trust set up by a fund in which the Company’s Chairman and President is a member, and contributed 25% of the purchase price.  Under the collection services agreement, the Company is entitled to collection fees consisting of a percentage of the amount collected, net of third-party expenses.  The agreement also provides for reimbursement of third-party fees and expenses incurred by the Company in compliance with the collection services agreement.  The collection fees earned by the Company under this collection services agreement during the twelve months ended December 31, 2012 and 2011 were not significant.

Franklin Credit Holding Corporation – Beginning in June 2012, the Company began to provide accounting, administrative and tax services for the bankruptcy estate and liquidation manager of Franklin Credit Holding Corporation on generally a time and materials basis.  The bankruptcy estate of Franklin Holding reimburses the Company, based on time spent by the Company’s employees (including wages and employee benefits), other than for the liquidation manager of Franklin Holding, that provide services for Franklin Holding, and other reasonable third-party costs and expenses incurred in connection with such services.  For the year ending December 31, 2012, approximately $81,000 of such costs was billed to Franklin Holding for such services.  It is not expected that the Company’s employee time associated with the performance of such services will be material.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Marcum LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2013, and recommends that stockholders vote for ratification of this appointment.  Marcum LLP was appointed as the Company’s independent registered public accounting firm effective August 31, 2009.

A representative of Marcum LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

Marcum LLP has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2012 and 2011:

	2012	2011
Audit Fees	$174,000	$146,000
Audit-Related Fees	31,000	8,500
Tax Fees	32,500	54,400
All Other Fees	41,000	50,000

Audit Fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, and assistance with and review of documents filed with the SEC.  Audit-related fees consist of fees for accounting advice regarding specific transactions, various attestation engagements, and reimbursement of out of pocket expenses related to the audit and review of the Company’s financial statements.  Tax fees generally represent fees for tax compliance and advisory services.  Other fees consist of a SSAE 16 Type II (formerly known as SAS 70) engagement; a tax review of the spin-off of the Company from its former parent, Franklin Credit Holding Corporation in 2012; and reimbursement of other out-of-pocket expenses.  All fees were approved by the Audit Committee.

Policy on Pre-Approval of Retention of Independent Auditor

The engagement of Marcum LLP for non-audit accounting services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for utilizing its services.  Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, all audit and permitted non-audited services to be performed by Marcum LLP require pre-approval by the Audit Committee.  Such pre-approval may be given by the Chairman of the Audit Committee under certain circumstances, with notice to the full Committee at its next meeting.

Vote Required for Ratification of Marcum LLP

Ratification of the appointment of Marcum LLP requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon.  If the Stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of Marcum LLP.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL 3 — APPROVAL OF THE 2012 STOCK INCENTIVE PLAN

Introduction

On July 25, 2012, the Company’s Board of Directors adopted the 2012 Stock Incentive Plan (“Stock Incentive Plan”), subject to stockholder approval.  The Stock Incentive Plan is intended to enable the Company to continue to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, with incentives to enter into and remain in the service of the Company (or an affiliate, as defined under the Stock Incentive Plan), acquire a proprietary interest in the success of the Company, maximize their performance, and thereby enhance the Company’s long-term performance.  Stockholders are being asked to approve the Stock Incentive Plan.  The Board of Directors unanimously recommends that you vote FOR approval of the Stock Incentive Plan.

The Stock Incentive Plan provides several types of awards that may be granted, including non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, unrestricted stock, unrestricted stock units, dividend equivalent rights, and performance shares.  Stockholder approval of the Stock Incentive Plan is necessary, among other reasons, to allow the Company to grant incentive stock options described in Section 421 of the Internal Revenue Code, of 1986, as amended (the “Code”), and to allow performance-based awards made under the Stock Incentive Plan to our executive officers to be fully deductible by us for federal income tax purposes under Code Section 162(m) if and to the extent the Committee determines that compliance with the performance-based exception to tax deductibility limitations under Code Section 162(m) is desirable.

A full copy of the Stock Incentive Plan is attached hereto as Exhibit A.  The material features of the Stock Incentive Plan are summarized below and such summary is qualified in its entirety by reference to the complete text of the Stock Incentive Plan.

Purpose

The Stock Incentive Plan is intended to allow those certain officers, directors (whether or not they are employed by the Company), and executive, managerial, professional or administrative employees of, and consultants to, the Company or any Company affiliate (collectively, the “Key Persons”) as selected by the Committee (as defined below) in its sole discretion, to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, to assist the Company and its affiliates in attracting new employees, officers and consultants and retaining existing employees and consultants, to provide annual cash incentive compensation opportunities that are competitive with those of other peer corporations, to optimize the profitability and growth of the Company and its affiliates through incentives which are consistent with the Company’s goals, to provide such employees and consultants with an incentive for excellence in individual performance, to promote teamwork among employees, consultants and directors, and to attract and retain highly qualified persons to serve as non-employee directors and to promote ownership by such non-employee directors of a greater proprietary interest in the Company, thereby aligning such non-employee directors’ interests more closely with the interests of our shareholders.

Administration

The Stock Incentive Plan will be administered by a committee (the “Committee”) the members of which are appointed by the Board of Directors.  If and to the extent that compliance with Rule 16b-3 under the Securities Exchange Act of 1934 or the performance-based exception to tax deductibility limitations under Code Section 162(m) is desirable, the Committee must be comprised of two or more Directors who qualify as “non-employee directors” under Rule 16b-3 and “outside directors” under Code Section 162(m).  The Board of Directors has appointed the members of the Compensation Committee to serve as the Committee under the Stock Incentive Plan.  Subject to the terms of the Stock Incentive Plan, the Committee has full power and discretion to select those persons to whom awards will be granted; to determine the amounts and terms of awards; to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards; to construe and interpret the Stock Incentive Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the Stock Incentive Plan; to make all determinations deemed necessary or advisable for administration of the Stock Incentive Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the Stock Incentive Plan and subject to certain exceptions, to amend, alter or discontinue the Stock Incentive Plan or amend the terms of any award.

The Committee may delegate any or all of its administrative authority to our Chief Executive Officer or to a management committee except with respect to awards to executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 and awards that are intended to comply with the performance-based exception to tax deductibility limitations under Code Section 162(m).  In addition, the full Board of Directors must serve as the Committee with respect to any awards to our non-employee directors.

No Option or SAR Repricing Permitted

Notwithstanding the Committee’s powers and authority described above, neither the Board nor the Committee has the authority under the Stock Incentive Plan to reduce the exercise price of any outstanding option or SAR.  The prohibition against repricing does do not apply to adjustments the Committee deems necessary to prevent the dilution or enlargement of the benefits provided under such awards, as described more fully under “Offering of Common Stock” below.

Eligibility

The Stock Incentive Plan provides for awards to the Key Persons, as defined above.  Some awards will be provided to officers and others who are deemed by us to be “affiliates” for purposes of Section 16 of the Securities Exchange Act of 1934.  For purposes of the Stock Incentive Plan, an entity (including a partnership, limited liability Company or joint venture) will be considered our “affiliate” if we, directly or indirectly, own (i) stock possessing 50% or more of the total combined voting power of all outstanding classes of stock of such corporate entity or 50%

or more of the total value of all outstanding shares of all classes of stock of such corporate entity or (ii) 50% or more of the profits interest or capital interest in any non-corporate entity.

Offering of Common Stock

Under the terms of the Stock Incentive Plan, 1,500,000 shares of our Common Stock ($0.01 par value) will be available for delivery in settlement of awards (including incentive stock options).  The stock delivered to settle awards made under the Stock Incentive Plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the Stock Incentive Plan.  If any shares subject to any award granted under the Stock Incentive Plan is forfeited or otherwise terminated without delivery of such shares (or if such shares are returned to us due to a forfeiture restriction under such award), the shares subject to such awards will again be available for issuance under the Stock Incentive Plan.  However, any shares that are withheld or applied as payment for shares issued upon exercise of an award or for the withholding or payment of taxes due upon exercise of the award will continue to be treated as having been delivered under the Stock Incentive Plan and will not again be available for grant under the Stock Incentive Plan.

At April 19, 2013, the last reported sale price of our Common Stock on the Over the Counter Quote Board Venture Marketplace tier of the Over the Counter Markets was $0.39 per share.

If a dividend or other distribution (whether in cash, shares of Common Stock or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of shares or other securities of the Company, or other rights to purchase shares of the Company’s securities or other similar transaction or event affects the Common Stock of the Company such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the Stock Incentive Plan, the Committee will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards (whether or not then outstanding) and the exercise price relating to an award in order to prevent the dilution or enlargement of the benefits (or potential benefits) intended to be made available under the Stock Incentive Plan.  The Committee will not make any adjustment to the number of shares underlying any option or SAR or to the exercise price of any such option or SAR if such adjustment would subject the grantee to tax penalties under Section 409A of the Code or would cause such option or SAR (determined as if such option or SAR was an incentive stock option) to violate Section 424(a) of the Code.

Individual Annual Limits on Awards

The Stock Incentive Plan limits the number of shares that may be issued and the amount of cash that may be paid to any individual pursuant to awards granted in any calendar year.  The maximum number of shares of our Common Stock that are subject to awards granted to any individual in a single calendar year may not exceed 225,000 shares.  This limitation applies to the calendar year in which the awards are granted and not the year in which such awards settle.

Summary of Awards under the Stock Incentive Plan (Including What Rights as a Stockholder, if any, Are Entailed by an Award)

Generally, awards under the Stock Incentive Plan are granted for no consideration other than prior and future services.  Awards granted under the Stock Incentive Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the Plan or other plan of ours; provided, however, that if an SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term and the exercise price of the SAR may not be less than the exercise price of the ISO.  The material terms of each award will be set forth in a written award agreement between the grantee and us.

Non-Qualified Stock Options.  The exercise price per share of each NQO granted under the Stock Incentive Plan will be determined by the Committee on the grant date and will not be less than the fair market value of a share of Common Stock on the date of grant.  Each NQO will be exercisable for a term, not to exceed ten years, established by the Committee on the grant date.  The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of Common Stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe.

The Stock Incentive Plan contains provisions applicable to the exercise of NQOs subsequent to a “termination of employment” other than for “cause,” or due to “disability” (as each such term is defined in the Stock Incentive Plan) or death.  These provisions apply unless the Committee establishes alternative provisions with respect to an award.  In general, these provisions provide that NQOs that are not exercisable at the time of such termination shall expire upon the termination of employment and NQOs that are exercisable at the time of such termination shall remain exercisable until the earlier of the expiration of their original term and (i) in the event of a grantee’s termination other than for cause, the expiration of three months after such termination of employment, and (ii) in the event of a grantee’s disability or death, the first anniversary of such termination.  In the event of a termination for cause, all NQOs held by the grantee, whether or not then exercisable, terminate immediately as of the commencement of business on the termination of employment date.  In addition, if a grantee dies subsequent to a termination of employment but before the expiration of the exercise period, then the grantee’s NQOs shall remain exercisable until the first anniversary of the grantee’s date of death (or the expiration of the original exercise period, if earlier).

Incentive Stock Options.  Generally, ISOs are options that may provide certain Federal income tax benefits to a grantee not available with NQOs.  A grantee must hold the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date.  The exercise price per share of each ISO must be at least the fair market value of a share of Common Stock on the grant date.  An ISO will be exercisable for a maximum term, not to exceed ten years, established by the Committee on the grant date.  The exercise price of an ISO will be paid in cash or, subject to the approval of the Committee, in shares of Common Stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe.  The aggregate fair market value of shares of Common Stock (determined on the ISO grant date) with respect to which ISOs are exercisable for the first time by a grantee during any calendar year under the Stock Incentive Plan or any other plan of the Company or its subsidiaries may not exceed $100,000.  An ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of the Company’s stock is subject to the following additional limitations: the exercise price per share of the ISO must be at least 110% of the fair market value of a share of Common Stock at the time any such ISO is granted, and the ISO cannot be exercisable more than five years from the grant date.

In the event of a grantee’s termination of employment, ISOs generally are exercisable to the same extent as described above with respect to NQOs.  However, the definition of the term “disability” in respect of ISOs may differ.  In addition, an option cannot be treated as an ISO if it is exercised more than three months following the grantee’s termination of employment for any reason other than death or disability or more than one year after the grantee’s termination of employment for disability, unless the grantee died during the three-month or one-year periods.  ISOs are not transferable other than by will or by the laws of descent and distribution.

Stock Appreciation Rights.  The Committee may grant SARs pursuant to the Stock Incentive Plan.  The exercise price of each SAR shall be such price as the Committee shall determine on the grant date but not less than the fair market value of a share of stock on the grant date.  Each SAR shall be exercisable for a term, not to exceed ten years, established by the Committee on the grant date.  The exercise of an SAR with respect to a number of shares entitles the grantee to receive for each such share an amount equal to the excess of (i) the fair market value of a share of Common Stock on the date of exercise over (ii) the exercise price of the SAR.  The Committee, in its sole discretion, shall determine whether payment upon exercise of a stock appreciation right will be in cash or in shares of Common Stock (valued at their fair market value on the date of exercise of the stock appreciation right).  SARs may be granted as stand-alone awards or in connection with any NQO or ISO with respect to a number of shares of Common Stock less than or equal to the number of shares subject to the related option.  The exercise of a SAR that relates to a particular NQO or ISO causes the cancellation of its related option with respect to the number of shares exercised.  The exercise of an option to which a SAR relates causes the cancellation of the SAR with respect to the number of shares exercised.  In the event of a grantee’s termination of employment, SARs granted to the grantee generally are exercisable to the same extent as described above with respect to NQOs.

Restricted Stock.  The Committee may grant restricted shares of Common Stock pursuant to the Stock Incentive Plan.  Prior to the vesting of the shares, the shares are not transferable by the grantee and are forfeitable.

Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals.  The Committee may at the time that shares of restricted stock are granted impose additional conditions to the vesting of the shares.  Unvested shares of restricted stock are automatically and immediately forfeited upon a grantee’s termination of employment for any reason.

Restricted Stock Units.  The Committee may grant restricted stock units pursuant to the Stock Incentive Plan.  Vesting of the restricted stock units may be based on continued employment with the Company and/or upon the achievement of specific performance goals.  The Committee may at the time that shares of restricted stock units are granted impose additional conditions to the vesting of the restricted stock units.  Unvested restricted stock units are automatically and immediately forfeited upon a grantee’s termination of employment for any reason.  If vesting of a restricted stock unit award is based on continued employment, the award will not be vested at all until at least one year after the grant date and will not vest in full until at least three years after the grant date.

Unrestricted Stock.  Shares of Common Stock may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines; provided that any such awards to officers or directors shall involve a number of shares determined by the Committee as being reasonable and shall be identified as being granted in lieu of salary or cash bonus.

Performance Shares.  The Committee may grant performance share awards to such key persons, in such amounts, and subject to such terms and conditions, as the Committee shall determine in its discretion.  The grantee of such an award will be entitled to receive shares or the cash value thereof if performance goals specified by the Committee are met.  The shares or cash value will be paid to the grantee as soon as practicable following the satisfaction of the performance goals and in no event later than 2-1/2 months after the satisfaction of the performance goals.

Dividend Equivalent Rights.  The Committee may, in its discretion, grant with respect to any option, SAR or performance share award, a DER entitling a grantee to receive amounts equal to the ordinary dividends that would have been paid on the shares of Common Stock covered by such award as if such shares were then outstanding.  DERs may be payable in cash, in shares of Common Stock or in any other form.

Performance-Based Awards

The Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted or becoming exercisable or payable under the Stock Incentive Plan, or as a condition to accelerating the timing of such events.

The performance measure(s) to be used for purposes of any awards (other than stock options or SARs) that are intended to satisfy the “performance based” exception to tax deductibility limitations under Code Section 162(m) will be chosen from among the following: the attainment of a specified fair market value per share of our Common Stock for a specified period of time; earnings per share; earnings per share from continuing operations; total shareholder return; return on assets; return on equity; return on capital; earnings before or after taxes, interest, depreciation, and/or amortization; return on investment; interest expense; cash flow; cash flow from operations; revenues; sales; costs; assets; debt; expenses; inventory turnover; economic value added; cost of capital; operating margin; gross margin; net income before or after taxes; operating earnings either before or after interest expense and either before or after incentives or asset impairments; attainment of cost reduction goals; revenue per customer; customer turnover rate; asset impairments; financing costs; capital expenditures; working capital; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; customer satisfaction, aggregate product price and other product price measures; safety record; service reliability; debt rating; and achievement of business and operational goals, such as market share, new products, and/or business development.

Applicable performance measures may be applied on a pre- or post-tax basis.  In addition, the Committee may provide that the formula for such award may include or exclude certain items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.

The Committee has the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that awards which the Committee intends to qualify for the performance-based exception to the tax deduction limitations under Code Section 162(m) may not be adjusted upward unless the Committee intends to amend the award to no longer qualify for the performance-based exception.  The Committee retains the discretion in all events to adjust such awards downward.

Payment and Deferral of Awards

Awards may be settled in cash, stock, other awards or other property, in the discretion of the Committee.  The Committee may permit grantees to defer the distribution of all or part of an award in accordance with such terms and conditions as the Committee may establish, which must comply in both form and substance with the requirements of Section 409A of the Code to ensure that the grantee will not be subjected to tax penalties imposed under Section 409A of the Code.  The Stock Incentive Plan authorizes the Committee to place shares or other property in trusts or make other arrangements to provide for payment of our obligations under the Plan.  The Committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

Transfer Limitations on Awards

Awards granted under the Plan generally may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.  Each award will be exercisable during the grantee’s lifetime only by the grantee or, if permitted under applicable law, by the grantee’s guardian or legal representative.  However, transfers of awards to family members (or family trusts or family-controlled partnerships) for estate planning purposes may be permitted in the discretion of the Committee.

Change of Control

If there is a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the Company’s stock (a “Corporate Transaction”) and the outstanding option or stock appreciation right (including each dividend equivalent right related thereto) is not assumed by surviving company (or its parent company) or replaced with economically equivalent awards granted by the surviving company (or its parent company), the Committee shall, in its absolute discretion, have the power to:

●
cancel, effective immediately prior to the Corporate Transaction, each option and stock appreciation right (including each dividend equivalent right related thereto) outstanding immediately prior to such Corporate Transaction (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such option or stock appreciation right; or

●
provide for the exchange of each option and stock appreciation right (including any related dividend equivalent right) outstanding immediately prior to such Corporate Transaction (whether or not then exercisable) for an option on or stock appreciation right and dividend equivalent right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such option or stock appreciation right would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option, stock appreciation right or dividend equivalent right or, if appropriate, provide for a cash payment to the grantee to whom such option or stock appreciation right was granted in partial consideration for the exchange of the option or stock appreciation right.

Amendment to and Termination of the Plan

The Stock Incentive Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the Common Stock is then listed or quoted.  Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Stock Incentive Plan or broaden eligibility.  Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of grantees on such approval, although the Board of Directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

In addition, subject to the terms of the Stock Incentive Plan, no amendment or termination of the Stock Incentive Plan may materially and adversely affect the right of a grantee under any award granted under the Stock Incentive Plan.

Unless earlier terminated by the Board of Directors, the Stock Incentive Plan will terminate on July 25, 2022, which is the tenth anniversary of the adoption of the Stock Incentive Plan by the Board of Directors.  The terms of the Stock Incentive Plan shall continue to apply to any awards made prior to the termination of the Stock Incentive Plan until such awards have been satisfied or terminated in accordance with the terms and provisions of the Stock Incentive Plan and the applicable grant certificates.

Federal Income Tax Consequences

The following discussion summarizes the certain Federal income tax consequences of the Stock Incentive Plan based on current provisions of the Code, which are subject to change.  This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular grantee based on his or her specific circumstances.  The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A or golden parachute excise taxes under Code Section 4999), or other tax laws other than federal income tax law.  The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.  Because individual circumstances may vary, the Company advises all grantees to consult their own tax advisors concerning the tax implications of awards granted under the Plan.

Options and SARs.  A recipient of a stock option or SAR will not have taxable income upon the grant of the stock option or SAR.  For stock options that are not incentive stock options and for stock appreciation rights, the grantee will recognize ordinary income upon exercise in an amount equal to the value of any cash received, plus the difference between the fair market value of the freely transferable and non-forfeitable shares received by the grantee on the date of exercise and the exercise price.  Any gain or loss recognized upon any later disposition of the shares generally will be a long-term or short-term capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the grantee, except, possibly, for purposes of the alternative minimum tax.  The gain or loss recognized by the grantee on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the grantee holds the shares for the legally-required period (currently two years from the date of grant and one year from the date of exercise).  If the shares are not held for the legally-required period, the grantee will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

Generally, a company can claim a Federal income tax deduction equal to the amount recognized as ordinary income by a grantee in connection with the exercise of a stock option or SAR, but not relating to a grantee’s capital gains.  Accordingly, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the grantee holds the shares for the legally-required period.

Restricted Shares.  Unless a grantee makes the election described below, a grant of restricted shares will not result in taxable income to the grantee or a deduction for us in the year of grant.  The value of such restricted shares will be taxable to a grantee as ordinary income in the year in which the restrictions lapse.  Alternatively, a grantee may elect to treat as income in the year of grant the fair market value of the restricted stock on the date of grant, provided the grantee makes the election within 30 days after the date of such grant.  If such an election were made, the grantee would not be allowed to deduct at a later date the amount included as taxable income if the grantee should forfeit the shares of restricted stock.  The amount of ordinary income recognized by a grantee is deductible by us in the year such income is recognized by the grantee, provided such amount constitutes reasonable compensation to the grantee.  If the election described above is not made, then prior to the lapse of restrictions, dividends paid on the shares subject to such restrictions will be taxable to the grantee as additional compensation in the year received, and the Company will be allowed a corresponding deduction.

Other Awards.  Generally, when a grantee receives payment in settlement of any other award granted under the Stock Incentive Plan, the amount of cash and the fair market value of the shares received will be ordinary income to such grantee, and the Company will be allowed a corresponding deduction for Federal income tax purposes.

Generally, when a grantee receives payment with respect to dividend equivalents, the amount of cash and the fair market value of any shares or other property received will be ordinary income to such grantee.  The Company will be entitled to a Federal income tax deduction in an amount equal to the amount the grantee includes in income.

If the grantee is an employee or former employee, the amount the grantee recognizes as ordinary income in connection with an award (other than an incentive stock option) is subject to tax withholding.

Limitations on Deductions.  Code Section 162(m) limits the Federal income tax deductibility of compensation paid to our chief executive officer and any of our three other most highly compensated executive officers (other than the chief financial officer) serving on the last day of the fiscal year and listed as “named executive officers” in our proxy statement (“covered employees”).  The limit is generally $1 million.  Compensation that qualifies as performance-based compensation is excluded from the $1 million deductibility cap of Code Section 162(m) and therefore remains fully deductible by us.  Stock options and SARs granted under the Plan will qualify as such performance-based compensation.  The Committee may also condition other awards intended to qualify as performance-based compensation upon achievement of pre-established performance goals granted to Company employees whom the Committee expects to be covered employees at the time the compensation is received.  Generally, time-vested awards under the Stock Incentive Plan, such as restricted stock and time-vested restricted stock units, will not qualify as performance-based compensation, so that compensation paid to covered employees in connection with such awards, to the extent it and other compensation subject to the Code Section 162(m) deductibility cap exceed $1 million in a given year, may not be deductible by the Company.  A number of requirements must be met in order for particular compensation to qualify as performance-based, including a requirement that the performance measures used to measure performance must be approved by our stockholders.  Accordingly, the Company is seeking stockholder approval of the Stock Incentive Plan to permit awards to comply with the performance-based compensation requirements of Code Section 162(m).  However, there can be no assurance that all such compensation under the Stock Incentive Plan will be fully deductible under all circumstances.

Deferred Compensation Under Section 409A of the Code.  Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Code Section 409A.  Generally, Code Section 409A imposes accelerated inclusion in income and tax penalties on the recipient of deferred compensation that does not satisfy the requirements of Code Section 409A.  Options, SARs and restricted shares granted under the Plan will typically be exempt from Code Section 409A.  Other awards may result in the deferral of compensation.  Awards under the Plan that may result in the deferral of compensation are intended to be structured to meet applicable requirements under Code Section 409A.  Certain grantee elections and the timing of distributions relating to such awards must also meet requirements under Code Section 409A in order for income taxation to be deferred and tax penalties avoided by the grantee upon vesting of the award.

New Plan Benefits

In view of the discretionary authority vested in the Committee under the Stock Incentive Plan and because any benefit under the Stock Incentive Plan may depend on a variety of factors, including the value of the Company’s

Common Stock from time to time, it is not possible to estimate or determine the number of shares or the value of any awards that may be made to any of the Company’s directors, executive officers or employees under the Stock Incentive Plan if it is approved by stockholders, except that the director compensation program, as under current consideration by the Board of Directors, with those provisions relating to an entitlement to receive cash payments effective as of August 10, 2012 and those provisions relating to an entitlement to receive stock grants in lieu of cash payments effective as of January 1, 2013, would consist of the following:

●
Each non-employee director will receive an annual retainer fee valued at $20,000 for serving on the Board of Directors to be paid in arrears on a quarterly basis in the form of a fully vested stock grant of a certain number of shares of Common Stock that have an aggregate fair market value of $5,000 per fiscal quarter based on the average of the daily volume weighted average closing price of the Common Stock for the immediately preceding fiscal quarter; and

●
Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service, paid half in cash and half in stock.

The Board of Directors unanimously recommends a vote FOR the approval of the 2012 Stock Incentive Plan.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter that is to be presented to Stockholders for formal action at the Annual Meeting.  If, however, any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any Stockholder proposal intended to be presented at the next annual meeting of stockholders must be received by the Company at its executive office, 101 Hudson Street, 25th Floor, Jersey City, New Jersey 07302, no later than December 27, 2013 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy to be used in connection with that meeting pursuant to Rule 14a-8 under the Exchange Act.  Such proposals must comply with the Company’s By-laws and the requirements of Regulation 14A of the Exchange Act.

In addition, the Company’s By-laws require Stockholders desiring to bring nominations or other business before an annual meeting of Stockholders to do so in accordance with the terms of the By-laws’ advance notice provision regardless of whether the Stockholder seeks to include such matters in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act.  The Company’s By-laws provide that a notice of the intent of a Stockholder to make a nomination or to bring any other matter before an annual meeting must be made in writing and received by the secretary of the Corporation no earlier than the 119th day and not later than the close of business on the 45th day prior to the first anniversary of the date of mailing of the Corporation’s proxy statement for the prior year’s annual meeting.  However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if the Corporation did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before the Corporation mails its proxy statement for the annual meeting.

OTHER INFORMATION

Although it has entered into no formal agreements to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals.  The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company.  Such proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission or special letter by directors, officers and regular employees of the Company without additional compensation.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Franklin Credit Management Corporation, 101 Hudson Street, 25th Floor, Jersey City, New Jersey 07302 or by calling us at (201) 604-1800.  You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.  THE BOARD URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED REPLY ENVELOPE.  YOUR COOPERATION AS A STOCKHOLDER, REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN, WILL REDUCE THE EXPENSES INCIDENT TO A FOLLOW-UP SOLICITATION OF PROXIES.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY AT (201) 604-1800.

Sincerely yours,

/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President

Jersey City, New Jersey
April 26, 2013

FRANKLIN CREDIT MANAGEMENT CORPORATION

Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas J. Axon, Paul D. Colasono and Kevin Gildea or if only one is present, then that individual, with full power of substitution, to vote all shares of Franklin Credit Management Corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders to be held at the corporate office of the Company, on Tuesday, June 11, 2013, at 2:00 P.M., Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1.	ELECTION OF DIRECTORS. To elect the nominees for Class II Director below for a term of three years:

☐ FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Michael Bertash Frank B. Evans, Jr. Steven W. Lefkowitz

2.   RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Marcum LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013:

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.   APPROVAL OF 2012 STOCK INCENTIVE PLAN: To approve the 2012 Stock Incentive Plan:

FOR ☐	AGAINST ☐	ABSTAIN ☐

and in their discretion, upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.

(Continued and to be dated and signed on the other side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

Dated: ____________________________________, 2013
(Signature of Stockholder)

(Signature of Stockholder)
Your signature should appear the same as your name appears herein.  If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing.  When signing as joint tenants, all parties to the joint tenancy must sign.  When the proxy is given by a corporation, it should be signed by an authorized officer.